Flushing Financial Corporation Renews Stockholder Rights Plan

LAKE SUCCESS, N.Y. - (BUSINESS WIRE) -- September 5, 2006 -- Flushing Financial Corporation (NASDAQ: FFIC), the parent holding company for Flushing Savings Bank, FSB, announced today that its Board of Directors has renewed the Company’s Stockholder Rights Plan, which was originally adopted in and has been in place since September 1996 and which is scheduled to expire on September 30, 2006, through the adoption of a new Rights Agreement.

Like the existing Rights Agreement, the new Rights Agreement is designed to preserve long-term values and protect stockholders against unfair tactics to acquire control of the Company. It has not been adopted in response to any major purchase of FFIC common stock, and the Company is not aware of any such major purchases. Rather, the Board of Directors has renewed the Rights Plan at this time in order to safeguard the interests of the Company’s stockholders.

In connection with the renewal of the Rights Plan, the Board of Directors has declared a dividend distribution of one Right for each outstanding share of FFIC common stock, payable to stockholders of record at the close of business on September 30, 2006 (when the Rights issued under the existing Rights Agreement will expire). The new Rights will expire on September 30, 2016.

Each Right entitles stockholders to purchase from the Company one one-hundredth of a share of junior participating preferred stock at an exercise price of $65. The Rights will become exercisable only if a person or group acquires 15% or more of FFIC’s common stock (an “Acquiring Person”), or commences a tender or exchange offer which, if consummated would result in the person or group becoming an Acquiring Person. Prior to that time, the Rights will not trade separately from the common stock.

If a person or group becomes an Acquiring Person, each Right will then entitle all other stockholders to purchase, by payment of the exercise price, FFIC common stock (or a common stock equivalent) with a value of twice the exercise price. In addition, at any time after a person or group becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding common stock, the Board of Directors may, at its option, require each outstanding Right (other than Rights held by the Acquiring Person) to be exchanged for one share of FFIC common stock (or one common stock equivalent).

If a person or group becomes an Acquiring Person and the Company is acquired in a merger or other business combination or sells more than 50% of its assets or earning power, each Right will entitle all other holders to purchase, by payment of the $65 exercise price, common stock of the acquiring company with a value of twice the exercise price.

The Company may redeem the Rights at $.01 per Right at any time prior to the time that any person or group becomes an Acquiring Person.

Details of the renewal of the Rights Plan will be outlined in the Company’s Form 8-A filing with the SEC and in a letter that will be mailed to all stockholders.

About Flushing Financial Corporation

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation. The Bank conducts its business through twelve banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. Additional information regarding Flushing Financial Corporation may be obtained by visiting the Company’s web site at http://www.flushingsavings.com.

Forward Looking Information

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

CONTACT: Flushing Financial Corporation
John R. Buran / Nancy Ostermann, 718-961-5400
or
Van Negris & Company, Inc.
Van Negris / Lexi Terrero, 212-759-0290

SOURCE: Flushing Financial Corporation